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Delta Board of Directors Names Tom Donilon as Newest Member

ATLANTA, Feb. 20, 2015 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Thomas E. Donilon as its newest member, effective immediately. Donilon is a partner and vice chair of the international law firm of O’Melveny & Myers.

Prior to rejoining O’Melveny in 2014, Donilon served in the administration of President Barack Obama, most recently as national security advisor. In that capacity, he oversaw the U.S. National Security Council staff, chaired the cabinet-level National Security Principals Committee, and was responsible for the coordination and integration of the administration’s foreign policy, intelligence and military efforts. Donilon also served as the president’s personal emissary to a number of world leaders. Donilon has worked closely with and advised three U.S. presidents.

“Tom brings unparalleled expertise and insight into global security and strategic matters to Delta,” said Daniel A. Carp, Delta’s non-executive chairman of the board. “With his talent, knowledge and experience, he is a great addition to Delta’s board of directors.”

Donilon is a distinguished fellow at the Council on Foreign Relations, a non-resident senior fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, a distinguished fellow at the Asia Society Policy Institute, an honorary trustee at the Brookings Institution and a member of the Aspen Strategy Group, the Trilateral Commission, the Center on Global Energy Policy Advisory Board at Columbia University, the U.S. Defense Policy Board and the Central Intelligence Agency’s External Advisory Board.

Donilon received his undergraduate degree from Catholic University and his law degree from the University of Virginia.

Delta Air Lines serves more than 170 million customers each year. Delta has ranked No.1 in the Business Travel News Annual Airline survey for four consecutive years, a first for any airline. Additionally, Delta was named to FORTUNE magazine’s top 50 World’s Most Admired Companies in addition to being named the most admired airline for the fourth time in five years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 326 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

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